AURIZON MINES LTD.

Suite 900,
510 Burrard Street
Vancouver, British Columbia V6C 3A8

INFORMATION CIRCULAR
(Information as at April 30, 2003, except as indicated)

This information circular is furnished in connection with the solicitation of Proxies by the management of AURIZON MINES LTD. (the "Company") for use at the Annual General Meeting of the Company to be held on June 17, 2003 (the "Meeting").  The solicitation will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation by officers and employees of the Company.  The cost of solicitation will be borne by the Company.

APPOINTMENT OF PROXYHOLDER

A duly completed form of proxy will constitute the person(s) named in the enclosed form of proxy as the shareholder's proxyholder.  The persons whose names are printed in the enclosed form of proxy for the Meeting are officers or directors of the Company (the "Management Proxyholders").

A shareholder has the right to appoint a person other than a Management Proxyholder, to represent the shareholder at the Meeting by striking out the names of the Management Proxyholders and by inserting the desired person's name in the blank space provided or by executing a proxy in a form similar to the enclosed form.  A proxyholder need not be a shareholder.

VOTING BY PROXY

Common shares of the Company (the "Shares") represented by properly executed proxies in the accompanying form will be voted or withheld from voting on each respective matter in accordance with the instructions of the member (the "shareholder") on any ballot that may be called for.

If no choice is specified and one of the Management Proxyholders is appointed by a shareholder as proxyholder, such person will vote in favour of the matters proposed at the Meeting and for all other matters proposed by management at the Meeting.

The enclosed form of proxy also confers discretionary authority upon the person named therein as proxyholder with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters which may properly come before the Meeting.  At the date of this Information Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

COMPLETION AND RETURN OF PROXY

Completed forms of proxy must be deposited at the office of the Company's registrar and transfer agent, Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario  M5J 2Y1, not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, unless the chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

NON-REGISTERED HOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  Most shareholders of the Company are "non-registered" shareholders because the Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Shares.  More particularly, a person is not a registered shareholder in respect of Shares which are held on behalf of that person (the "Non-Registered Holder") but which are registered either: (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP's, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS")) of which the Intermediary is a participant.  In accordance with the requirements of National Policy Statement No. 41 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Information Circular and the Proxy (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed.  Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy.  In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to Computershare Trust Company of Canada as provided above; or

(b)

more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "proxy authorization form") which the Intermediary must follow.  Typically, the proxy authorization form will consist of a one page pre-printed form.  Sometimes, instead of the one page pre-printed form, the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions, which contains a removable label containing a bar-code and other information.  In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Shares, which they beneficially own.  Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the Management Proxyholders and insert the Non-Registered Holder's name in the blank space provided.  In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

REVOCABILITY OF PROXY

Any registered shareholder who has returned a proxy may revoke it at any time before it has been exercised.  In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing, including a proxy bearing a later date, executed by the registered shareholder or by his attorney authorized in writing or, if the registered shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.  The instrument revoking the proxy must be deposited at the registered office of the Company, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof, or with the chairman of the Meeting on the day of the Meeting.  Only registered shareholders have the right to revoke a proxy.  Non-Registered Holders who wish to change their vote must, at least 7 days before the Meeting, arrange for their respective Intermediaries to revoke the proxy on their behalf.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

(a)    AUTHORIZED SHARES

The Company is authorized to issue 200,000,000 shares without par value divided into 100,000,000 Common Shares and 100,000,000 Preferred Shares issuable in series.

(b)    ISSUED AND OUTSTANDING SHARES

70,445,817 Common Shares and no Preferred Shares were issued and outstanding, as at April 30, 2003.

(c)    VOTING SHARES

The holders of Common Shares are entitled to one vote for each Common Share held.  Holders of Common Shares of record at the close of business on April 30, 2003, will be entitled to receive notice of and vote at the Meeting.

(d)    PRINCIPAL HOLDERS OF VOTING SHARES

To the knowledge of the directors and senior officers of the Company, as at April 24, 2003, no person beneficially owns, directly or indirectly, or exercises control or direction over shares carrying more than 10% of the voting rights attached to all shares of the Company, except as follows:

	Identity of	Amount	% of Issued & O/S
Title Of Class	Person or Group	Owned	Common Shares Owned
Common Shares	Sodemex I & II, s.e.c., 65 Sainte-Anne, 12e etage Quebec, Quebec G1R 3X5	8,812,180	12.51%

ELECTION OF DIRECTORS

At each annual general meeting directors shall be elected to fill the places of the directors whose terms of office expire at the meeting, but if the number of directors is changed pursuant to the Company's Articles at or prior to the meeting, a greater or lesser number of directors shall be elected accordingly.  A director whose term of office expires shall be eligible for re-election.

With respect to the election of directors:

i.

the terms of office of Messrs. Richard Faucher, Gerard Gagne, Robert Normand, Sargent H. Berner, David P. Hall and Frank A. Lang expire at the annual meeting of shareholders to be held on June 17, 2003.

ii.

the terms of office of Messrs. Peter Ferderber, William E. Vance and Ian S. Walton will expire at the third next succeeding annual meeting of the shareholders subsequent to June 18, 2002.

iii.

the term of office of Mr. Brian S. Moorhouse will expire at the third next succeeding annual meeting of the shareholders subsequent to June 14, 2001.

The Company has an audit committee, members of which are set out below.  The Company also has an executive compensation and corporate governance committee, members of which are set out below.  The Company does not have an executive committee.

Management of the Company proposes to nominate the following persons, whose terms as directors will expire at the Meeting to be held on June 17, 2003, for election as directors for a term expiring at the third next following annual general meeting.  Information concerning such persons, as furnished by the individual nominees, is as follows:

Name, Municipality of Residence, Position with the Company and Principal Occupation	Number of Common Shares Held or Controlled (Directly/Indirectly) [a]		Served as a Director since
DAVID P. HALL Surrey, B.C. CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER Chartered Accountant	**393,342**		1988
FRANK A. LANG West Vancouver, B.C. DIRECTOR; B.A., M.A., P.Eng.; Chairman of Valgold Resources Ltd., Emgold Mining Corporation, Sultan Minerals Inc. Acrex Ventures Inc. and Abington Ventures Inc.; Chairman and President of Cream Minerals Ltd.	1,304,000 554,175 **1,858,175**	Directly Indirectly	1988

Pursuant to agreements between the Company and Capital d'Amerique CDPQ Inc. ("CDPQ") and the Solidarity Fund (QFL), management of the Company proposes to nominate the following persons for election as directors for a term of one year expiring at the next following annual general meeting. Information concerning such persons, as furnished by the individual nominees, is as follows:

RICHARD FAUCHER[c] Beaconsfield, Quebec DIRECTOR; P.Eng., President, C.E.O. and Director of Niocan Inc.	**25,000**		1999
GERARD GAGNE[b] St-Lambert, Quebec DIRECTOR; Senior Investment Advisor, The Solidarity Fund (Q.F.L.) Chartered Accountant	NIL		2002
ROBERT NORMAND[b] Rosemère, Québec DIRECTOR, CHAIRMAN OF THE AUDIT COMMITTEE Chartered Accountant	NIL		1999

The Company's directors whose term of office does not expire at the Meeting of shareholders to be held on June 17, 2003, are set out below. Information concerning such persons, as furnished by the individual directors, is as follows:

PETER FERDERBER Val d'Or, Quebec DIRECTOR; Director of Hollinger North Shore Explorations Ltd., La Fosse Platinum Group Inc., Levelland Energy & Resources Ltd. and Louvicourt Gold Mines Inc.	**164,379**		1988
BRIAN S. MOORHOUSE[b][c] Vancouver, B.C. LEAD DIRECTOR, CHAIRMAN OF THE EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE; President of Vega Management Corporation	10,000 190,000 **200,000**	Directly Indirectly	1988
WILLIAM E. VANCE White Rock, B.C. DIRECTOR; Retired	**306,067**		1988

Notes:

(a)    Shares beneficially owned as at April 3, 2003, directly or indirectly, or over which control or direction is exercised, is based upon information furnished to the Company by individual directors.  Unless otherwise indicated, such shares are held directly.

(b)    Member of the Audit Committee.

(c)    Member of the Executive Compensation and Corporate Governance Committee

EXECUTIVE COMPENSATION

(a) COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table (presented in accordance with the rules (the "Rules") made under the Securities Act (British Columbia)) sets forth all annual and long term compensation for services in all capacities to the Company and its subsidiaries for the three (3) most recently completed financial years (to the extent required by the Rules) in respect of the individuals who were: as at December 31, 2002, the Chief Executive Officer and the Executive Vice-President & Chief Financial Officer of the Company; and, up until to June 1, 2001, the Vice-President, Operations of the Company.  (Collectively referred to as the "Named Executive Officers").   The total salary and bonus, as determined in accordance with Item 1.3 of BC Form 51-905F (Previously Form 41) of the British Columbia Securities Act, paid to each of the Company's other senior officers, including any individual who would have qualified as a Named Executive Officer but for the fact that individual was not serving as such an officer at the end of the most recently completed financial year, did not exceed $100,000.

SUMMARY COMPENSATION TABLE

Note:

(1) Mr. Ouellet resigned as Vice-President, Operations of the Company on June 1, 2001.  As a result, he was employed by the Company for only the first five (5) months during the year ended December 31, 2001.  A severance payment equal to one year's salary was paid to Mr. Ouellet upon his resignation.  In addition, Mr. Ouellet's stock options were extended to the earlier of the expiry date of his options or June 1, 2004.

(2) Please see OPTION EXERCISES AND YEAR-END OPTION VALUES set out in item (d) below.

(b)  LONG-TERM INCENTIVE PLANS

The Company does not have a long-term incentive plan or "LTIP", pursuant to which cash or non-cash compensation intended to serve as an incentive for performance (whereby performance is measured by reference to financial performance or the price of the Company's securities), was paid or distributed to the Named Executive Officers during the most recently completed financial year, other than options as set out in item (c) below.

(c)  OPTION GRANTS/STOCK APPRECIATION RIGHTS

The Company does not grant stock appreciation rights or "SARS" as compensation for services rendered, whereby the Named Executive Officers would receive a payment based wholly or in part on changes in the trading price of the Company's publicly traded securities.  The Company has a formalized stock option plan for the granting of incentive stock options to the executive officers, senior managers, employees and directors (the "Plan").

The following options were granted to the Named Executive Officers and Directors during the most recently completed financial year.

OPTION GRANTS DURING THE MOST RECENTLY

COMPLETED FINANCIAL YEAR ENDED DECEMBER 31, 2002

(1)    Mr. Morin resigned on November 7, 2002.  Within 30 days of his resignation and in accordance with the Plan, on December 2, 2002, Mr. Morin exercised  all of his existing stock  options as follows:  25,000 shares @ $0.60 per share; and 50,000 shares @ $0.72 per share.  The closing price of the Company's shares on December 2, 2002 was $1.22 per share.  Therefore, the notional aggregate value realized on the date of exercise was $40,500.

(d)    OPTION EXERCISES AND YEAR END OPTION VALUES

The Named Executive Officers exercised the following options during the most recently completed financial year.  The following table (presented in accordance with the Regulation) also sets forth details of the financial year-end value of unexercised options on an aggregated basis held by the Named Executive Officers.  Options vest immediately upon grant and there are, therefore, no unexercisable options listed.

AGGREGATE OPTION EXERCISES DURING THE FINANCIAL YEAR ENDED
DECEMBER 31, 2002 AND FINANCIAL YEAR-END OPTION VALUES

Name (a)	Securities Acquired on Exercise (#) (b)	Aggregate Value Realized ($) (c)	Unexercised but exercisable Options at Financial Year End (#) (d)	Value of Unexercised but exercisable in-the-Money Options at Financial Year End ($) (1) (e)
David P. Hall Chairman, Chief Executive Officer & President	NIL	N/A	495,000 (2)	$272,200
Ian S. Walton, Executive Vice-President & Chief Financial Officer	20,000	$10,800 (3)	445,000 (4)	$238,200
André J. Ouellet Vice-President, Operations	80,000	$57,000(3)	60,000(5)	$45,600

Notes:

(1)

Maximum notional value at December 31, 2002.  The closing price of the Company's shares as at December 31, 2002 was $1.48 per share.

(2)

Of this amount:  150,000 shares are exercisable @ $0.80 per share on or before July 9, 2003; 50,000 shares are exercisable @ $0.60 per share on or before February 22, 2004; 70,000 shares are exercisable @ $0.72 per share on or before November 10, 2004; 100,000 shares are exercisable @ $1.35 on or before December 19, 2004; and 125,000 shares are exercisable @ $1.00 per share on or before March 23, 2005.

(3)

Notional value on the date of exercise.

(4)

Of this amount:  100,000 shares are exercisable @ $0.80 per share on or before July 9, 2003; 50,000 shares are exercisable @ $0.60 per share on or before February 22, 2004; 70,000 shares are exercisable @ $0.72 per share on or before November 10, 2004; and 100,000 shares are exercisable @ $1.35 on or before December 19, 2004; and 125,000 shares are exercisable @ $1.00 per share on or before March 23, 2005.

(5)

These options are exercisable @ $0.72 per share on or before June 1, 2004.

(e) OPTION RE-PRICING

During the most recently completed financial year, the Company has not re-priced downward any options held by the Named Executive Officers.

(f)  DEFINED BENEFIT OR ACTUARIAL PLAN

The Company does not have a defined benefit or actuarial plan.

(g) REPORT ON COMPENSATION COMMITTEE

In 2002, the Company's compensation committee consisted of Messrs. Berner, Faucher and Moorhouse (the "Compensation Committee").   None of the members of the Compensation Committee has any indebtedness to the Company or any of its subsidiaries, nor have they any material interest, or have any associates or affiliates which have any material interest, direct or indirect, in any actual or proposed transactions in the last financial year which have materially affected or would materially affect the Company or any of its subsidiaries.  In early 2003, the Compensation Committee's role was expanded to include corporate governance responsibilities and as a result was renamed the Executive Compensation and Corporate Governance Committee (the "ECCGC").  Messrs. Berner, Faucher and Moorhouse currently sit as members of the ECCGC.

(h) REPORT ON EXECUTIVE COMPENSATION

The compensation of the Company's executive and senior managers is determined by the ECCGC.  The ECCGC also evaluates the performance of the Company's senior managers and reviews the design and competitiveness of the Company's compensation plans.  The Company's executive compensation program consists of an annual base salary, performance bonus and a longer term component consisting of stock options.

i)

Executive Compensation Program

The Company's executive compensation program is based on a pay for performance philosophy.  The executive compensation program is designed to encourage, compensate and reward employees on the basis of individual and corporate performance, both in the short and the long term.  Base salaries are set at levels which are intended to be competitive with the base salaries paid by corporations of a comparable size within the mining industry, thereby enabling the Company to compete for and retain executives critical to the Company's long term success.  Incentive compensation is directly tied to corporate and individual performance.  Share ownership opportunities are provided to align the interests of the senior managers with the longer term interests of shareholders.  External compensation and benefit consultants conduct surveys to provide competitive data reflecting comparable knowledge, skills and talents and related compensation levels.  Variables such as asset size, production levels, financial performance and rates of growth influence compensation levels and are analysed and considered in fixing compensation levels.

Compensation for the Named Executive Officers, as well as for other senior managers as a whole, consists of a base salary, along with annual incentive compensation in the form of an annual bonus, and a longer term incentive in the form of stock options granted.  As a senior manager's level of responsibility increases, a greater percentage of total compensation is based on performance (as opposed to base salary and standard employee benefits) and the mix of total compensation shifts towards stock options, thereby increasing the mutuality of interest between senior managers and shareholders.

ii)

Base Salary

The ECCGC approves base salaries for the Named Executive Officers based on reviews of market data from peer group, industry and national surveys provided by independent consultants.  The level of base salary for each employee within a specified range is determined by the level of past performance, as well as by the level of responsibility and the importance of the position to the Company.

iii)

Performance Bonus

The Company provides for cash performance bonuses to the Named Executive Officers and senior managers under its Annual Incentive Compensation Scheme.  The bonus is based upon corporate, divisional and individual performance.  The level of incentive compensation that an individual can earn, expressed as a percentage of base salary, is determined by the level of responsibility and significance of the position within the Company.  The actual percentage earned is based upon individual and corporate targets and objectives such as production costs, cash flow generation, hedging gains, business development, safety and mineral reserves.  Each performance level is weighted relative to its significance to the operations governed by the individual manager.  In a given year, the Company's managers may be paid a higher, lower or zero bonus, depending upon which targets and objectives have been attained or surpassed.

iv)

Stock Options

The Company's Stock Option Plan (the "Stock Option Plan") is administered by the Board of Directors. The Stock Option Plan is designed to give each option holder an interest in preserving and maximizing shareholder value in the longer term, to enable the Company to attract and retain individuals with experience and ability, and to reward individuals for current performance and expected future performance.  The ECCGC considers stock option grants when reviewing senior officer compensation packages as a whole.

The Board of Directors determines, upon the recommendations of the Chief Executive Officer and the ECCGC, the key employees to whom grants are to be made and determines the terms and conditions of the options forming part of such grants.  Individual grants are determined by an assessment of an individual's current and expected future performance, level of responsibilities and the importance of the position to the Company.

The number of stock options which may be issued under the Stock Option Plan in the aggregate and in respect of any fiscal year is limited under the terms of the Stock Option Plan and cannot be increased without shareholder approval.  Stock options have up to a ten year term, are exercisable at the market price (as defined in the Stock Option Plan) of the Company's Common Shares on the date of grant, and generally vest on the date of grant.  Generally, a holder of stock options must be a director, an officer or an employee of the Company, a subsidiary or an affiliate in order to exercise stock options.

v)

Chief Executive Officer Compensation

The Compensation of the Chief Executive Officer consists of an annual base salary, incentive bonus related to corporate performance, and incentive stock options determined in the manner described in the above discussion of compensation for all senior managers.

The base salary of the Chief Executive Officer is established at the lower end of the range of compensation for CEO's of comparable companies.  The comparable companies are natural resource companies involved in the acquisition, exploration, financing, development and operation of mineral properties.  The Chief Executive Officer can earn a target bonus of up to 40% of his base salary, which, if added to his base salary, brings the resulting cash compensation to a competitive level.

vi)

Other Compensation

Certain officers of the Company have entered into employment agreements with the Company, which specify the minimum level of annual base salary to be paid to such officers, as well as other terms of employment. (See "TERMINATION OF EMPLOYMENT, CHANGES IN RESPONSIBILITY AND EMPLOYMENT CONTRACTS" below for further information.)

Officers of the Company are also entitled to receive all other benefits that are available to employees of the Company generally.

(i)  SHARE PERFORMANCE GRAPH

The following graph and table illustrates the Company's five-year (to December 31, 2002) cumulative shareholder return based on a $100 investment (on December 31, 1997) compared to the cumulative return on a comparable investment on the TSX Gold & Precious Minerals Sub-Index and the TSX 300 Composite for the same period, each Index as published by the Toronto Stock Exchange.

The year-end values of each investment are based on share appreciation plus dividends paid in cash, with the dividends reinvested on the date they were paid.  The calculations exclude trading commissions and taxes.  Total shareholder returns from each investment can be calculated from the year-end investment values shown in the following graph.

FIVE-YEAR TOTAL COMMON SHAREHOLDERS' RETURN
(1997 to 2002)

Notes:

(1)

The TSE Gold & Precious Minerals Index was replace by the S&P/TSX Gold Index in May 2002.  The historical values of the TSE Gold & Precious Minerals Index and the S&P/TSX Gold Index are identical for the period in question (1997 to 2002).

(2)

The TSE 300 Index was replaced by the S&P/TSX Composite Index on May 1, 2002.  The historical values of the TSE 300 Index and the S&P/TSX Composite Index are identical for the period in question (1997 to 2002).

(j) TERMINATION OF EMPLOYMENT, CHANGES IN RESPONSIBILITY AND EMPLOYMENT CONTRACTS

The Company has entered into employment contracts with each of the Named Executive Officers, whereby in the event of the termination of employment, without cause, or in the event of a change in responsibilities following a change in control, the Named Executive Officer shall be entitled to receive a severance payment equal to three (3) years salary.

(k)

COMPENSATION OF DIRECTORS

The Company's non-executive (non-employee) directors are paid an annual retainer in the amount of $6,000 and a fee of $600 for each Board or committee meeting attended.  In addition, an annual fee of $1,000 is paid to non-executive directors who chair committee or Board meetings.  During the most recently completed financial year, a total of $84,050 was paid to non-executive directors in respect of director and chairmanship fees.

The Company has a formalized stock option plan for the granting of incentive stock options to the executive officers, senior managers, employees and directors (the "Plan").  The Plan presently provides that, subject to the requirements of the stock exchanges on which the Company's shares are listed, the aggregate number of securities reserved for issuance under the Plan together with the number of securities reserved for issuance under other outstanding incentive stock options and options for service may not exceed 7,000,000 Common Shares of the Company.  Options may be granted under the Plan to such directors, officers and employees of the Company as the Board of Directors may from time to time designate.  The exercise price shall be determined by the Board of Directors but shall in no event be less than the market price of the Company's Common Shares on each stock exchange on which the Company's shares are listed at the time of the grant of the option, less any discounts permitted by stock exchange policies, or such other price as may be agreed to by the Company and approved by such stock exchanges.  The purpose of granting such options is to assist the Company in compensating, attracting, retaining and motivating the executive officers, senior managers, directors and employees of the Company and to closely align the personal interests of such persons to those of the shareholders.

See "OPTION GRANTS", under Executive Compensation above for information concerning options granted to the Directors during the most recently completed financial year.

CORPORATE GOVERNANCE

(a) STATEMENT OF CORPORATE GOVERNANCE PRACTICES

In the past year, both management and the Board of Directors have monitored and, where appropriate, responded to both Canadian and U.S. regulatory developments aimed at improving corporate governance and increasing corporate accountability.  The Board of Directors of the Company has developed, with input from management and legal counsel, a corporate governance regime based on the Guidelines set out in Section 473 of the Toronto Stock Exchange Company Manual.  Specifically, the Board of Directors adopted a Board of Directors' Mandate, an Audit Committee Charter, an Executive Compensation and Corporate Governance Committee Charter, and appointed a non-related director to serve as "Lead Director" with the responsibility to ensure that the Board executes its mandate independently of management.

Pursuant to the by-laws of the Toronto Stock Exchange (the "TSX") companies incorporated in Canada and listed on the TSX are required to make full and complete disclosure of their system of corporate governance on an annual basis.  The disclosure shall be made with reference to each of the guidelines set out in Section 473 and where the Company's system is different from any of the guidelines, each difference and the reason for the difference clearly disclosed.

This Statement of Corporate Governance Practices tries to relate the corporate governance practices of the Board of Directors to the TSX Guidelines.  The headings that appear below attempt to address the principal matters relating to corporate governance practices discussed in the TSX Guidelines.

In this Statement, the term "unrelated director" means a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding.

The Board of Directors of the Company believes that sound corporate governance practices are essential to the well-being of the Company and its shareholders, and that these practices should be reviewed regularly to ensure that they are appropriate.  This Statement of Corporate Governance Practices has been approved by the Board of Directors.

TSX Guideline Ref. (Sec. 473)	TSX Guidelines for Corporate Governance	Aurizon's Corporate Governance Practice
(1)

The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation.

As part of the overall stewardship responsibility, should assume responsibility for the following matters:

The Board of Directors has adopted a Board of Directors' Mandate (the "Board's Mandate"), whereby the Board of Directors shall further the objectives of the Company by directing, supervising and otherwise reviewing and approving the stewardship of the Company.

The Board relies on management for the preparation of periodic reports, and to provide the support and information necessary to enable the Board to fulfill its obligations effectively.

All material transactions must be reviewed and approved by the Board prior to implementation.  Any responsibility that is not delegated to senior management or a Board committee remains with the full Board.  One of the Board's responsibilities is to review and, if thought fit, to approve opportunities as presented by management and to provide guidance to management.  The Board's strategic planning process involves having regular Board meetings to review reports on the Company's operations, exploration and development programs, and permits meeting with management on a regular basis, and reviewing business opportunities as presented by management.

The Board also meets to: plan for the future growth of the Company; identify risks of the Company's business, thus ensuring the implementation of appropriate systems to manage these risks; monitor senior management; and ensure timely disclosure of material transactions through the issuance of news releases and financial statements.  There were seven (7) meetings of the Board last year.  The Board reviews financial performance quarterly.  Frequency of meetings as well as the nature of agenda items change depending upon the state of the Company's affairs and in light of opportunities or risks that the Company faces.  When necessary and appropriate, issues may be approved and adopted by the Board by way of Written Resolutions.

(a)	Adoption of a strategic planning process and approval of a strategic plan, which takes into account, among other things, the opportunities and risks of the business.

The Board has the responsibility to participate with management in developing and approving the mission of the business, its objectives and goals, the strategic plans arising therefrom, and monitoring subsequent performance against said plans.

Strategic issues are reviewed with management and addressed by the full Board at regularly scheduled Board meetings and at meetings specifically called for this purpose.

The Board's strategic planning process involves having regular Board meetings to review reports on the Company's operations, exploration and development programs, and permits meeting with management on a regular basis, and reviewing business opportunities as presented by management.

TSX Guideline Ref. (Sec. 473)	TSX Guidelines for Corporate Governance	Aurizon's Corporate Governance Practice
(b)	The identification of the principal risks of the corporation's business and ensuring the implementation of appropriate systems to manage these risks.	Pursuant to the Board's Mandate, the Board is responsible for reviewing policies and procedures to identify business risks, and ensure that systems and actions are in place to monitor them.
(c)	Succession planning, including appointing, training and monitoring senior management.

Pursuant to the Board's Mandate, the Board is responsible for succession planning and other human resource issues.  The appointment of all corporate officers requires Board authorization

In addition, the Board receives the recommendations of the Executive Compensation and Corporate Governance Committee regarding the compensation of the senior executive officers, including performance bonus plans and stock options.

(d)	A communication policy for the corporation.

The Company ensures that there is continuous and effective communication with the Company's shareholders and other stakeholders and with the public.  Procedures include: the publication of quarterly financial and operations reports, the annual report, and press releases in English and French.  In addition, the Company provides shareholders with various communication channels, such as the corporate website "aurizon.com", a toll-free telephone number in North America and an electronic mail address, details of which are provided in the annual report to shareholders, to ensure that shareholders' feedback and concerns are adequately received and addressed by the Company.  The Company's website contains copies of various corporate presentations plus information on analysts who follow the Company. Investor Relations are the responsibility of the Chief Executive Officer and Chief Financial Officer.  Communications from shareholders are forwarded to an appropriate officer for prompt response.

In addition, the Board has adopted and approved a Business Code of Ethics that incorporates a Company Policy on Disclosure, Confidentiality and Securities Trading and a Company Policy on Electronic Communications.

(e)	The integrity of the corporation's internal control and management information systems.

The Board, through its internal review process and the appointment of various committees, has put in place an effective system to satisfy itself that the Company's internal control and management information systems are operating properly.

TSX Guideline Ref. (Sec. 473)	TSX Guidelines for Corporate Governance	Aurizon's Corporate Governance Practice
(2)

The Board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors.  If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder.

Pursuant to the Board's Mandate, the Board of Directors shall be comprised with a majority of individuals who qualify as unrelated directors.  The Board of Directors is presently composed of ten (10) members.  The Board of Directors considers that seven (7) Directors are "unrelated Directors" and the remainder are "related Directors", within the meaning of Section 472 of the TSX Company Manual.  Accordingly, the Board of Directors is constituted with a majority of individuals who qualify as "unrelated Directors".

(3)

The application of the definition of "unrelated director" to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder.  Management directors are related directors.  The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.

In deciding whether a particular Director is a "related Director" or an "unrelated Director", the Board of Directors examined the factual circumstances of each Director and considered them in the context of factors considered to be relevant.  The Board of Directors considers that Mr. Hall (the President, Chief Executive Officer and Chairman) is an inside, "related" Director; Mr. Walton (the Executive Vice-President and Chief Financial Officer) is an inside, "related" Director; and Mr. Berner, who is a Partner of DuMoulin Black, the Company's solicitors, is also considered to be a "related" Director.

Mr. Gerard Gagne is the director nominee of the Solidarity Fund (QFL), which on a fully diluted basis would own 6.26% of the Company; Mr. Robert Normand is the nominee of Gestion Sodemex Inc. - Sodemex I & II, which owns 12.51% of the Company; and Mr. Richard Faucher is the joint nominee of the aforementioned institutions.  In addition, Mr. Robert Normand is also a Director of Cambior Inc., which on a fully diluted basis would own, indirectly, 7.13% of the Company.  Under the TSX Guidelines, an "unrelated director" means a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to materially interfere with the director's ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding.  Accordingly, the Board of Directors considers that Messrs. Gagne, Normand and Faucher are "unrelated" Directors.

Under the TSX Guidelines, a "significant shareholder'' means a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.  The Board considers that it is constituted with an appropriate number of directors which are not related to either the corporation or a significant shareholder and which fairly reflects the investment in the corporation by shareholders other than a significant shareholder.

TSX Guideline Ref. (Sec. 473)	TSX Guidelines for Corporate Governance	Aurizon's Corporate Governance Practice
(4)

The board of directors of every corporation should appoint a committee of directors composed exclusively of outside directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

The Company's Executive Compensation and Corporate Governance Committee, which is composed exclusively of outside directors, a majority of whom are unrelated directors, is responsible for: recommending candidates for nomination, appointment, election and re-election to the Board and its committees; annually assessing Board performance; and determining appropriate orientation and education programs for new Board members.

(5)

Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors

The Company's Executive Compensation and Corporate Governance Committee is responsible for assessing the contribution of the Board, committees and all directors annually, and planning for succession of the Board.

(6)	Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board.

The Company's Executive Compensation and Corporate Governance Committee is responsible for determining appropriate orientation and education programs for new Board members.  New Board members are also given an opportunity to visit the Company's projects.

(7)	Every board of directors should examine its size and, undertake, where appropriate, a program to establish a board size, which facilitates effective decision-making.	The Company's Executive Compensation and Corporate Governance Committee is responsible for annually reviewing board size to ensure effectiveness.
(8)

The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.

The Company's Executive Compensation and Corporate Governance Committee is responsible for reviewing the adequacy and form of non-employee Directors' compensation, and is directed to ensure that the compensation realistically reflects the responsibilities and risks involved in being an effective director.

(9)

Subject to guideline 13, committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees may include one or more inside directors.

The Board of Directors has two committees: the Audit Committee and the Executive Compensation and Corporate Governance Committee (formerly known as the "Compensation Committee").  From time to time ad hoc committees of the Board are appointed.

  the Executive Compensation and Corporate Governance Committee (the "ECCGC") is presently composed of three (3) members.  The Board of Directors considers that two (2) members are "unrelated" Directors and one (1) is a "related" Director, within the meaning of Section 472 of the TSX Company Manual.  Accordingly, the ECCGC is constituted with a majority of individuals who qualify as "unrelated" Directors.

  the Audit Committee is presently composed of three (3) members, all of whom are "unrelated" Directors within the meaning of Section 472 of the TSX Company Manual.

TSX Guideline Ref. (Sec. 473)	TSX Guidelines for Corporate Governance	Aurizon's Corporate Governance Practice
(10)

Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation's approach to governance issues.  This committee would, among other things, be responsible for the corporation's response to these governance guidelines.

In response to the new Guidelines of the Toronto Stock Exchange, the Board of Directors expanded the role of the Company's former Compensation Committee to include the responsibility of developing the Company's approach to governance issues.  In view of its expanded role, the committee was re-named the Executive Compensation and Corporate Governance Committee (the "ECCGC").

The primary function of the ECCGC is to assist the Board of Directors by:

  reviewing the adequacy and form of: the Company's compensation program for the Chief Executive Officer and the Chief Financial Officer (the "Named Executive Officers"); the non-employee Directors' compensation; and the compensation plans in effect or proposed for the Company's senior managers and other employees; and

  recommending candidates for nomination, appointment, election and re-election to the Board and its committees, assessing Board performance; and determining appropriate orientation and education programs for new Board members.

In addition, the Board has adopted an Executive Compensation and Corporate Governance Charter for the ECCGC, whereby the ECCGC is responsible for making recommendations from time to time to the Board concerning matters related to corporate governance, as the ECCGC may deem appropriate or as may be referred to it from time to time by the Board.  Annually, pursuant to its Charter, the ECCGC is required to review:

  The procedure for monitoring directors' responsibility, diligence and for avoiding conflicts of interest.

  Current developments relating to corporate governance and, if required, propose to the Board changes to its mandate and corporate governance policy.

  The Board's past years' proceedings to evaluate its efficiency and make required recommendation, if any.

  And take appropriate action on any comment made by shareholders or regulatory authorities on the Company's corporate governance practices.

The ECCGC is presently composed of three (3) members, Messrs. Berner, Faucher and Moorhouse.  The Board of Directors considers that two (2) members, Messrs. Faucher and Moorhouse, are "unrelated Directors" and one (1) member, Mr. Berner, is a "related Director" within the meaning of Section 472 of the TSX Company Manual.  Accordingly, the ECCGC is constituted with a majority of individuals who qualify as "unrelated Directors".

The Executive Compensation and Corporate Governance Committee (formerly the Compensation Committee) met once during 2002.

TSX Guideline Ref. (Sec. 473)	TSX Guidelines for Corporate Governance	Aurizon's Corporate Governance Practice
(11)

The board of directors, together with the CEO, should develop position descriptions for the board and for the CEO, including the definition of the limits to management's responsibilities.  In addition, the board should approve or develop the corporate objectives that the CEO is responsible for meeting and assess the CEO against these objectives.

Pursuant to the Board's Mandate, the board of directors is responsible for adopting a strategic planning process, approving strategic plans, and monitoring performance against plans and for selecting and appointing, evaluation of and (if necessary) termination of the CEO.  In addition, the Board is responsible for succession planning, including appointing, training and monitoring the performance of senior management.

The ECCGC is responsible for creating CEO and board position descriptions and developing corporate objectives for recommendation to the Board.  Once approved, the ECCGC is responsible for assessing the CEO against the corporate objectives set by the Board, and making recommendations to the Board with respect to the performance of senior management.

TSX Guideline Ref. (Sec. 473)	TSX Guidelines for Corporate Governance	Aurizon's Corporate Governance Practice
(12)

Every board of directors should implement structures and procedures that ensure that the board can function independently of management.  An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) assign this responsibility to an outside director, sometimes referred to as the "Lead director".  The chair or lead director should ensure that the board carries out its responsibilities effectively which will involve the board meeting on a regular basis without management present and may involve assigning the responsibility for administering the board's relationship to management to a committee of the board.

Mr. Hall is Chairman of the Board of Directors, Chief Executive Officer and President of the Company.  He also beneficially owns 393,342 common shares of the Company, representing 0.62% of the issued and outstanding common shares of the Company.  Mr. Walton is the Executive Vice-President and Chief Financial Officer of the Company and also beneficially owns 776,000 common shares of the Company, representing 1.23% of the issued and outstanding common shares of the Company.  Given the size and present stage of development of the Company, the Board believes that it is reasonable that two of the individuals who are most instrumental in providing leadership, strategy and development of the Company, sit as members of the Board.  The other directors consider that their ability to function independently from management and to have access to Company personnel at any time, is not impeded by the presence of Mr. Hall and Mr. Walton on the Board.  All committees of the Board are made up of non-management directors.

The separation of the roles of the board chair and the chief executive officer is an issue that the Board of the Company regularly reviews.  The Board has determined that separation at this time would not be beneficial to Aurizon and would limit the Board's flexibility to act in the best interests of Aurizon and its shareholders.

The combination of the position of Chairman and Chief Executive Officer allows the Chairman of the Board of Directors to have more detailed knowledge of the business and activities of Aurizon than would be possible in the case of a non-executive Chairman.

However, in response to the TSX Guidelines, in early 2003 the Board, with the encouragement of the Chairman and Chief Executive Officer, decided to create the position of Lead Director, with the responsibility to ensure that the Board executes its mandate independently of management.  Mr. Brian S. Moorhouse, Chairman of the Executive Compensation and Corporate Governance Committee, is currently serving as the "Lead Director".

In addition, the Company's Executive Compensation and Corporate Governance Committee is authorized to approve, in circumstances that it considers appropriate, the engagement by any one or more directors of outside advisers at the Company's expense.

TSX Guideline Ref. (Sec. 473)	TSX Guidelines for Corporate Governance	Aurizon's Corporate Governance Practice
(13)

The audit committee of every board of directors should be composed only of unrelated directors.  All of the members of the audit committee should be financially literate and at least one member should have accounting or related financial expertise.  Each board shall determine the definition of and criteria for "financial literacy" and "accounting or related financial expertise".  The board should adopt a charter for the audit committee that sets out the roles and responsibilities of the audit committee, which should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties.  The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate.  The audit committee duties should include oversight responsibility for management reporting on internal control.  While it is management's responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

The Board of Directors has adopted an Audit Committee Charter for its Audit Committee, whereby the primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial oversight responsibilities by reviewing:  the financial reports and other financial information provided by the Company to any governmental body or other stakeholders; the Company's systems of internal controls regarding finance, accounting, and the Company's auditing, accounting and financial reporting processes.  Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, the Company's policies, procedures and practices at all levels.  The Audit Committee's primary duties and responsibilities are to:

  Serve as an independent and objective party to monitor the Company's financial reporting and internal control system and review the Company's financial statements.

  Review and appraise the performance of the Company's external auditors.

  Provide an open avenue of communication among the Company's auditor, financial and senior management and the Board of Directors.

The Audit Committee met on December 11, 2002 to plan for the Audit and on April 3, 2003, to review the audited annual financial statements for the year ended December 31, 2002, during which time its members were Mr. Gagne, Mr. Moorhouse and Mr. Normand, all of whom are outside, unrelated Directors.  The Board considers that all members of the Audit Committee are financially literate and have a working familiarity with basic finance and accounting practices.  In addition, Mr. Gagne and Mr. Normand, both of whom are Chartered Accountants, are considered by the Board to have accounting or related financial management expertise.  The definition of "financially literate" is the ability to read and understand a balance sheet, an income statement and a cash flow statement.  The definition of "accounting or related financial management expertise" is the ability to analyze and interpret a full set of financial statements, including the notes attached thereto, in accordance with Canadian generally accepted accounting principles.

(14)

The board of directors should implement a system that enables an individual director to engage an outside adviser at the expense of the Company in appropriate circumstances.  The engagement of the outside advisor should be subject to the approval of an appropriate committee of the Board.

Pursuant to its Charter, the Company's ECCGC is empowered to approve, in circumstances that it considers appropriate, the engagement by any one or more directors of outside advisers at the Company's expense.

(b)

Code of Business Ethics

In 2003, the Board of Directors adopted the following Code of Business Ethics:

Acting with integrity, honesty and in good faith with respect to what is in the best interests of the Company's stakeholders is fundamental to the Company's reputation and ongoing success.  Aurizon is committed to sustainable growth within the parameters of protecting the environment, ensuring the safety and well being of its employees, and supporting the communities in which it operates. The directors, officers and senior employees of the Company must be committed to upholding these responsibilities in all facets of the Company's day-to-day operations.

In addition, the directors, officers and employees of the Company and persons or companies related to or controlled by them are expected to act in accordance with applicable laws and with the highest standards of ethical and professional behaviour.  It is essential that the Company's directors, officers and employees respect and adhere to the Company's Code of Business Ethics and to the rules and procedures outlined in the companies corporate polices, including the Company's Policy on Disclosure, Confidentiality and Securities Trading dated June, 1996 as Revised July, 2000; and Policy on Electronic Communications dated November, 2000.

Failure to comply with the Company's Code of Business Ethics and the rules and procedures outlined in the Company's corporate policies may result in the immediate suspension or dismissal of any officer or employee of the Company.  The Company may also be required by law to report a failure to comply with the relevant securities enforcement authorities who may conduct a formal inquiry, which may result in civil and/or criminal sanctions being imposed on any director, officer or senior employee concerned.

INDEBTEDNESS TO COMPANY OF DIRECTORS AND OFFICERS

There was no indebtedness of any director, executive officer, senior officer, or associate of them, to or guaranteed or supported by the Company or any of its subsidiaries either pursuant to an employee stock purchase program of the Company or otherwise, during the most recently completed financial year.

APPOINTMENT OF AUDITORS

Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, of Vancouver, British Columbia, as the auditors of the Company to hold office for the ensuing year at a remuneration to be fixed by the directors.

For the year ended December 31, 2002, the total fees charged by PricewaterhouseCoopers LLP to the Company for audit services were $63,000 and for non-audit services were $29,091, for a total of $92,091.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

No insider and no associate or affiliates of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company's last completed financial year or in any proposed transaction which in either such case has materially affected or will materially affect the Company, except as set out below under "Particulars of Other Matters to be Acted Upon".

DIRECTORS' AND OFFICERS' INSURANCE

The Company maintains liability insurance for its directors and officers providing coverage of $10,000,000 per occurrence per policy year.  Claims under the policy are subject to a deductible of $200,000 per occurrence.  The Company paid a premium of $45,600 in 2002.

MANAGEMENT CONTRACTS

The Company is a self-managed company and does not have any management contracts.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out herein, no director or senior officer of the Company, nor any associate or affiliate of the foregoing persons, has any substantial interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

(A) INCREASE IN AUTHORIZED SHARE CAPITAL

The Company is currently authorized to issue 200,000,000 shares divided into 100,000,000 Common Shares without par value and 100,000,000 Preferred Shares without par value issuable in series.  Of this amount, as at April 30, 2003, 84,114,682 Common Shares are issued and outstanding on a fully diluted basis.  There are no Preferred Shares currently issued.   In order to facilitate the Company's ability to do equity financings in the future, it is proposed that the Company's authorized share capital be increased to 600,000,000 shares divided into 500,000,000 Common Shares without par value and 100,000,000 Preferred Shares without par value issuable in series.  The special rights and restrictions attached to the aforementioned shares are as set out in the Articles of the Company.  The Company therefore requests its members to pass the following resolutions:

"RESOLVED, as a special resolution that:

(1)    the authorized capital of the Company be increased from 200,000,000 shares without par value to 600,000,000 shares without par value, divided into 500,000,000 Common Shares without par value and 100,000,000 Preferred Shares without par value issuable in series.  The special rights and restrictions attached to the aforementioned shares are as set out in the Articles of the Company;

(2)    the Memorandum of the Company be altered by deleting Paragraph 2 in its entirety and substituting the following therefore:

        "2. The authorized capital of the Company consists of 600,000,000 shares without par value, divided into 500,000,000 Common Shares and 100,000,000 Preferred Shares, issuable in series.  The rights and restrictions attached to the aforementioned shares are as set out in the Articles of the Company."; and

(3)    the Memorandum as altered be in the form attached hereto and marked "Schedule"A", so that the Memorandum as altered shall at the time of filing comply with the Company Act."

The special resolution requires the approval of not less than 75% of the votes cast by those members of the Company who, being entitled to do so, vote in person or by proxy at the Meeting.

Director's Recommendation

The Directors of the Company believe the passing of the aforementioned special resolution is in the best interests of the Company and recommend that members vote in favour of the resolution.

In the event the resolution is not passed, the Company will be severely hampered in its ability to do equity financings in the future and such restriction could impede the Company's future growth.

The persons named as proxies in the enclosed form of proxy intend to cast the votes represented by proxy in favour of the resolution approving the increase in the authorized share capital.

(B)    SHAREHOLDER APPROVAL TO THE ISSUANCE OF A NUMBER OF SHARES BY PRIVATE PLACEMENT THAT EXCEEDS 25% OF THE COMPANY'S ISSUED SHARE CAPITAL.

Introduction

Acquisition of Casa Berardi ("Casa Berardi")

In September 1998, Aurizon acquired a 100% interest in the Casa Berardi property, which includes a modern 2,200 tonne per day mill and related surface and underground infrastructure.

Feasibility Study

In the first half of 2000, Aurizon, with the assistance of several independent consultants, completed a feasibility study of the West Mine area of the Casa Berardi property.  The study envisages sinking a 1,031 metre vertical shaft capable of sustaining a daily ore production of up to 4,500 tonnes.  Related infrastructure, such as ore and waste pass systems, ramps and lateral development, have been designed to ensure optimal efficiency, minimum operating costs and, considering the mineral potential of the West Mine area, to accommodate a long mine life beyond that established to date.

The pre-production period was estimated to take 30 months and capital expenditures, including a 10% contingency, during that period were estimated at $121 million.

As a result of the completed feasibility study, proven and probable mineral reserves at the West Mine were estimated at 6.9 million tonnes at an average grade of 6.7 grams per tonne or 1.5 million ounces of gold.  It was estimated that the Casa Berardi West and East Mines and Principal Zone also contain additional undiluted mineral resources of 4.5 million tonnes at an average grade of 7.7 grams per tonne or approximately 1.1 million ounces of gold.

Exploration

In 2002, approximately 14,000 metres of additional exploration drilling was completed as part of an ongoing $2 million program.   The current drill program has indicated that certain mineralization found in the 118 - 120 zone area is the dip extension of the Principal Zones. The Principal Zones area is located between the West and East Mines and extends laterally over 900 metres.

In early 2003, Aurizon commenced an underground exploration program, which will provide underground access to Zone 113 in order to increase the confidence level on the continuity of that zone and extract a bulk sample.  Aurizon discovered Zone 113, which extends from 400 metres to 1000 metres below surface, in 1999.  Previously reported probable mineral reserves of Zone 113 are estimated at 984,000 ounces of gold at an average grade of 7.4 grams per tonne.  Previously reported total proven and probable mineral reserves at the West Mine total 1.5 million ounces of gold at an average grade of 6.7 grams per tonne.

The program includes deepening and extending the present ramp at the West Mine area from the 450 metre to the 550 metre level, drifting approximately 450 metres east to access the 113 Zone on the 550 metre level, drifting along Zone 113, definition drilling and the extraction of a bulk sample.  The total program will cost approximately $17 million over a nineteen-month period.  In order to finance the first phase of this program, Aurizon arranged a $7,000,000 equity private placement in December 2002.  In April 2003, a further $5,000,000 equity private placement was arranged, however, additional capital will be required in order to finance the balance.

In addition, a new surface drill program, which will cost approximately $2,000,000, has commenced which will include further infill drilling in the 118-120 zone area, and step-out drilling between this area and the East Mine.  Some geophysical test work will also be performed to define targets outside of the mining lease, but within Aurizon's 32,000 acre land position.

The Financing

The Company is continually investigating opportunities to raise financing to further explore and develop the Casa Berardi project and for general working capital.  In addition, as a result of exploration programs currently underway at the Company's properties, the Company may undertake one or more financings over the next year and expects one or more of these to be structured as private placements.

Under the rules of the The Toronto Stock Exchange ("TSX") the aggregate number of shares of a listed company which are issued or made subject to issuance (i.e. issuable under a share purchase warrant or option or other convertible security) by way of one or more private placement transactions during any particular six-month period may not exceed 25% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such transactions (the "TSX 25% Rule"), unless there has been shareholder approval of such transaction.

The application of the TSX 25% Rule may restrict the ability of the Company to raise funds by private placement of its securities.

Management of the Company considers it to be in the best interests of the Company to solicit private placement funds for the Casa Berardi project, exploration expenditures and working capital.  The TSX has a working practice that it will accept advance approval by shareholders in anticipation of private placements that may exceed the TSX 25% Rule, provided such private placements are completed within 12 months of the date such advance approval is given.

The Company's issued and outstanding share capital is 70,445,817 Common Shares as at April 30, 2003, and the Company proposes that the maximum number of shares which either would be issued or made subject to issuance under one or more private placements in the twelve month period commencing on June 17, 2003, would not exceed 70,445,817 Common Shares, or 100% of the Company's issued and outstanding shares as at April 30, 2003.

Any private placement proceeded with by the Company under the advance approval being sought at the Meeting will be subject to approval by the Directors of the Company and to the following additional restrictions:

 (i)       it must be substantially with parties at arms-length to the Company;

 (ii)      it cannot materially affect control of the Company;

 (iii)     it must be completed within a twelve month period following the date the advance member approval is given; and

 (iv)     it must comply with the private placement pricing rules of the TSX which currently require that the issue price per common share must not be lower than the closing market price of the Common shares on the TSX on the trading day prior to the date Notice of the private placement is given to the TSX (the "Market Price") less the applicable discount, as follows:

Market Price	Maximum Discount
$0.50 or less	25%
$0.51 to $2.00	20%
Above $2.00	15%

(For these purposes, a private placement of unlisted convertible securities is deemed to be a private placement of the underlying listed securities at an issue price equal to the lowest possible price at which the securities are convertible by the holders thereof).

In all cases, the TSX retains the discretion to decide whether or not a particular placement is "substantially" at arms-length or will materially affect control, in which case specific member approval may be required.

In anticipation that the Company may wish to enter into one or more private placements in the next 12 months that will result in it issuing and/or making issuable such number of its Common Shares, taking into account any shares that may be issued upon exercise of any warrants, options or other rights granted in connection with the private placements, that will exceed the TSX 25% Rule, the Company requests its members to pass an ordinary resolution in the following terms:

"RESOLVED, as an ordinary resolution, that the issuance by the Company in one or more private placements during the twelve month period commencing June 17, 2003, of such number of securities as would result in the Company issuing or making issuable a number of Common Shares totalling up to 70,445,817 or 100% of the number of issued and outstanding Common Shares as at April 30, 2003, as more particularly described in and subject to the restrictions described in the Company's Information Circular dated April 30, 2003, is hereby approved."

An ordinary resolution requires the approval of a simple majority of the votes cast by those members of the Company who, being entitled to do so, vote in person or by proxy at the Meeting.

Director's Recommendation

The Directors of the Company believe the passing of the ordinary resolution is in the best interests of the Company and recommend that members vote in favour of the resolution.

In the event the resolution is not passed, the TSX will not approve any private placements that result in the issuance or possible issuance of a number of shares which exceed the TSX 25% Rule, without specific shareholder approval.  Such restriction could impede the Company's Casa Berardi project and its timely access to required funds on favourable terms.

The persons named as proxies in the enclosed form of proxy intend to cast the votes represented by proxy in favour of the resolution approving the issuance of a number of shares by private placement that exceeds 25% of the Company's issued share capital unless the holder of Common Shares who has given such proxy has directed that the votes be otherwise cast.

(C)    OTHER MATTERS

Management of the Company is not aware of any matter to come before the Meeting other than as set forth in the notice of meeting.  If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

DATED this 30th day of April, 2003.
BY ORDER OF THE BOARD

David P. Hall, Chairman,
President & Chief Executive Officer

SCHEDULE "A"

Province of British Columbia

COMPANY ACT

ALTERED MEMORANDUM

(as altered by Special Resolution dated June 17, 2003)

OF AURIZON MINES LTD. in its English form
and MINES AURIZON LTEE. in its French form

1.

The name of the Company is "AURIZON MINES LTD." in its English form and "MINES AURIZON LTEE." in its French form.

2.

The authorized capital of the Company consists of 600,000,000 shares without part value, divided into 500,000,000 Common Shares and 100,000,000 Preferred Shares, of which 8,050,000 are designated as Series "A" Convertible Preferred Shares and 1,135,050 are designated as Series "B" Convertible Preferred Shares.  The rights and restrictions attached to the aforementioned shares are as set out in the Articles of the Company.